CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,849,000	$203.13

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 17, 2010 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$2,849,000 Digital Plus Notes Linked to the Performance of Four Asian Currencies Relative to the U.S. Dollar due December 29, 2011 Global Medium-Term Notes, Series A

General

•	The Notes are designed for investors who seek exposure to the potential appreciation of an equally-weighted basket consisting of the Singapore dollar, Indian rupee, Indonesian rupiah and South Korean won relative to the U.S. dollar from the pricing date to the final valuation date. Investors should be willing to forgo interest and other periodic payments, and if the reference asset return is less than 3%, be willing to lose 5% of their initial investment.

•	Senior unsecured obligations of Barclays Bank PLC maturing December 29, 2011[1].

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•	The Notes priced on December 17, 2010 (the “pricing date”) and are expected to issue on or about December 22, 2010 (the “settlement date”).

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:

An equally-weighted basket consisting of the currency exchange rates between (i) the U.S. dollar and the Singapore dollar (the “USDSGD” currency exchange rate), (ii) the U.S. dollar and the Indian rupee (the “USDINR” currency exchange rate), (iii) the U.S. dollar and the Indonesian rupiah (the “USDIDR” currency exchange rate), and (iv) the U.S. dollar and the South Korean won (the “USDKRW” currency exchange rate”) (each, a “currency exchange rate” and a “basket component”, and each of the Singapore dollar, Indian rupee, Indonesian rupiah and South Korean won, a “reference currency”). The currency exchange rates on any given day, including the pricing date and the final valuation date, will be determined by the calculation agent in accordance with the following:

(a)    where the currency exchange rate is “USDSGD”, the Singapore dollar per U.S. dollar exchange rate, which appears on Reuters Screen ABSIRFIX01 to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m. Singapore time on the relevant date;

(b)    where the currency exchange rate is “USDINR”, the Indian rupee per U.S. dollar exchange rate which appears on Reuters Screen RBIB at approximately 2:30 p.m. Mumbai time on the relevant date;

(c)    where the currency exchange rate is “USDIDR”, the Indonesian rupiah per U.S. dollar exchange rate which appears on Reuters Screen ABSIRFIX01 to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m. Singapore time on the relevant date; and

(d)    where the currency exchange rate is “USDKRW”, the South Korean won per U.S. dollar exchange rate which appears on the Reuters Screen KFTC18 Page to the right of the caption “USD Today” at approximately 3:30 p.m., Seoul time, on the relevant date.

Minimum Coupon Percentage:	13.85%.

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the reference asset return is equal to or greater than 3%, you will receive at maturity a cash payment equal to 95% of the principal amount of your Notes plus (i) 100% of your principal amount multiplied by (ii) the greater of (a) the minimum coupon percentage and (b) the reference asset return, calculated as follows per $1,000 principal amount Note:

$950 + [$1,000 x the greater of (a) Minimum Coupon Percentage and (b) Reference Asset Return]

If the reference asset return is less than 3%, you will receive 95% of the principal amount of your Notes. Accordingly, your payment per $1,000 principal amount Note would be $950.00.

The Notes are not 100% principal protected, and you may lose 5% of your initial investment. Your principal is protected 95% only if you hold your Notes to maturity. You will lose 5% of the principal amount of your Notes if the reference asset return is less than 3%.

Any payment on the Notes, including the principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Reference Asset Return:	The performance of the reference asset from the basket starting level to the basket ending level, calculated as follows: Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level:	Set equal to 100 on the pricing date.

Basket Ending Level:

The basket ending level will be calculated as follows:

100 x [1 + (SGD return x 1/4) + (INR return x 1/4) + (IDR return x 1/4) + (KRW return x 1/4)]

The returns set forth in the formula above reflect the performance of the currency exchange rates as described under “Currency Performance” below.

Currency Performance:

The performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Where,

Initial Rate = the initial rate for each basket component is 1.3131 with respect to USDSGD, 45.3800 with respect to USDINR, 9,034 with respect to USDIDR, and 1,150.80 with respect to USDKRW, which, in each case is the currency exchange rate on the pricing date[2], determined as described under “Reference Asset” above.

Final Rate = with respect to each currency exchange rate, the currency exchange rate on the final valuation date, determined as described under “Reference Asset” above.

Final Valuation Date:	December 23, 2011[1]

Maturity Date:	December 29, 2011[1]

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PYB6 / US06740PYB65

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

[2]	Because the pricing date was a holiday in India, the initial rate in respect of USDINR is the currency exchange rate on December 20, 2010.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

	Price to Public[2]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	1.00%	99.00%
Total	$2,849,000	$28,490	$2,820,510

[2]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately 1.00%, is 99.00%. The price to the public for all other purchases of Notes is 100%.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below are based on the initial rates as stated below and a minimum coupon percentage of 13.85%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Ending Level	Reference Asset Return	Payment at Maturity	Total Return on the Notes
155.00	55.00%	$1,500.00	50.00%
145.00	45.00%	$1,400.00	40.00%
135.00	35.00%	$1,300.00	30.00%
130.00	30.00%	$1,250.00	25.00%
125.00	25.00%	$1,200.00	20.00%
120.00	20.00%	$1,150.00	15.00%
115.00	15.00%	$1,100.00	10.00%
113.85	13.85%	$1,088.50	8.85%
110.00	10.00%	$1,088.50	8.85%
107.00	7.00%	$1,088.50	8.85%
105.00	5.00%	$1,088.50	8.85%
103.00	3.00%	$1,088.50	8.85%
102.00	2.00%	$950.00	-5.00%
100.00	0.00%	$950.00	-5.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$950.00	-5.00%
80.00	-20.00%	$950.00	-5.00%
70.00	-30.00%	$950.00	-5.00%
60.00	-40.00%	$950.00	-5.00%
50.00	-50.00%	$950.00	-5.00%
40.00	-60.00%	$950.00	-5.00%
30.00	-70.00%	$950.00	-5.00%
20.00	-80.00%	$950.00	-5.00%
10.00	-90.00%	$950.00	-5.00%
0.00	-100.00%	$950.00	-5.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: In this case, the Singapore dollar and the Indian rupee strengthen against the U.S. dollar (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per U.S. dollar), and the Indonesian rupiah and the South Korean won weaken against the U.S. dollar (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDSGD	1.3131	0.8535	1/4	35.00%
USDINR	45.3800	43.1110	1/4	5.00%
USDIDR	9,034	9,937	1/4	-10.00%
USDKRW	1,150.80	1,265.88	1/4	-10.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 x [1+ (35.00% x 1/4) + (5.00% x 1/4) + (-10.00% x 1/4) + (-10.00% x 1/4)]= 105

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

105-100	= 5.00%
100

Step 4: Calculate the Payment at Maturity.

Because the reference asset return of 5.00% is greater than 3% and the minimum coupon percentage is greater than the reference asset return, the investor receives a payment at maturity of $1,088.50 per $1,000 principal amount Note, representing a 8.85% total return on the Notes, calculated as follows:

$950 + [$1,000 x Minimum Coupon Percentage]

$950 + [$1,000 x 13.85%] = $1,088.50

Example 2: In this case, the Singapore dollar, the Indian rupee and the South Korean won strengthen against the U.S. dollar (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per U.S. dollar), and the Indonesian rupiah weakens against the U.S. dollar (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDSGD	1.3131	0.9192	1/4	30.00%
USDINR	45.3800	36.3040	1/4	20.00%
USDIDR	9,034	9,486	1/4	-5.00%
USDKRW	1,150.80	978.18	1/4	15.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 x [1+ (30.00% x 1/4) + (20.00% x 1/4) + (-5.00% x 1/4) + (15.00% x 1/4)] = 115

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

115-100	= 15.00%
100

Step 4: Calculate the Payment at Maturity.

Because the reference asset return of 15.00% is greater than 3% and the reference asset return is greater than the minimum coupon percentage, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note, representing a 10.00% total return on the Notes, calculated as follows:

$950 + [$1,000 x Reference Asset Return]

$950 + [$1,000 x 15.00%] = $1,100.00

Example 3: In this case, the South Korean won strengthens against the U.S. dollar (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per U.S. dollar), and the Singapore dollar, the Indian rupee and the Indonesian rupiah weaken against the U.S. dollar (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDSGD	1.3131	1.3788	1/4	-5.00%
USDINR	45.3800	46.2876	1/4	-2.00%
USDIDR	9,034	9,215	1/4	-2.00%
USDKRW	1,150.80	955.16	1/4	17.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 x [1+ (-5.00% x 1/4) + (-2.00% x 1/4) + (-2.00% x 1/4) + (17.00% x 1/4)] = 102

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

102-100	= 2.00%
100

Step 4: Calculate the Payment at Maturity.

Because the reference asset return is less than 3%, the investor will receive a payment at maturity of $950 per $1,000 principal amount Note, representing a 5.00% loss on the Notes.

Example 4: In this case, all four reference currencies weaken against the U.S. dollar (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDSGD	1.3131	1.7070	1/4	-30.00%
USDINR	45.3800	54.4560	1/4	-20.00%
USDIDR	9,034	11,744	1/4	-30.00%
USDKRW	1,150.80	1,611.12	1/4	-40.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 x [1+ (-30.00% x 1/4) + (-20.00% x 1/4) + (-30.00% x 1/4) + (-40.00% x 1/4)] = 70

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

70-100	= -30.00%
100

Step 4: Calculate the Payment at Maturity.

Because the reference asset return is less than 3%, the investor will receive a payment at maturity of $950 per $1,000 principal amount Note, representing a 5.00% loss on the Notes.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the final valuation date and the basket components are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the basket; and

•

For a description of further adjustments that may affect one or more basket components or the basket, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Preservation of Capital at Maturity—You will receive at least 95% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the reference asset. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. The Notes should be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt obligations. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset” and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes are only 95% principal protected, subject to the creditworthiness of Barclays Bank PLC. The return on the Notes at maturity is linked to the bullish performance of the Singapore dollar, the Indian rupee, the Indonesian rupiah and the South Korean won relative to the U.S. dollar. The weighted average of the Currency Performances must result in a reference asset return of at least 3% in order for you to receive your initial investment at maturity. Even if the reference asset return is positive, if the reference asset return is not equal to or greater than 3%, you will lose 5% of your principal.

•

Emerging Markets Risk— An investment linked to emerging market currencies, which include the reference currencies, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Gains in the Currency Performance of One or More Reference Currencies May Be Offset by Losses in the Currency Performance of Other Reference Currencies—The Notes are linked to the performance of the reference currencies relative to the U.S. dollar. The performance of the basket will be based on the appreciation or depreciation of the basket as a whole. Therefore, the positive Currency Performance of one or more reference currencies relative to the U.S. dollar may be offset, in whole or in part, by the negative Currency Performance of one or more of the other reference currencies relative to the U.S. dollar of equal or greater magnitude, which may result in an aggregate reference asset return of less than 3%. The performance of the basket is dependent on the Currency Performance of each reference currency, which is in turn based on the formula set forth above.

•

Investing in the Notes is Not Equivalent to Investing Directly in the Reference Currencies—You may receive a lower payment at maturity than you would have received if you had invested directly in the reference currencies. Additionally, the reference asset return is based on the Currency Performance of each of the reference currencies, which is in turn based on the formula set forth above. The Currency Performances are based solely on such stated formula and not on any other formula that could be used to calculate currency returns.

•

The Payment at Maturity on Your Notes is Not Based on the Currency Exchange Rates Comprising the Basket at Any Time Other than the Final Valuation Date—The reference asset return will be based solely on the currency exchange rates comprising the basket as of the final valuation date relative to the respective initial rates (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the reference currencies relative to the U.S. dollar drops precipitously on the final valuation date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the currency exchange rates at a time prior to such drop. Although the value of the reference currencies relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher than on the final valuation date, you will not benefit from the currency exchange rates at any time other than the final valuation date.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the currency exchange rates comprising the reference asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally and in the markets of the reference currencies and the U.S. dollar;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs set forth the historical performance of the USDSGD, USDINR, USDIDR and USDKRW currency exchange rates from January 1, 2001 through December 17, 2010 (based on the daily, closing spot exchange rates from Bloomberg L.P.).

We obtained the information regarding the currency exchange rates of USDSGD, USDINR, USDIDR and USDKRW below from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance closing currency exchange rates of USDSGD, USDINR, USDIDR and USDKRW should not be taken as an indication of future performance of such currency exchange rates, and no assurance can be given as to the currency exchange rates on the final valuation date. We cannot give you assurance that the performance of the USDSGD, USDINR, USDIDR and USDKRW currency exchange rates will result in a return of more than 95% of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $10.00 per $1,000 principal amount Note.